CREDIT AGREEMENT

	    CREDIT AGREEMENT dated as of June 14, 1994 between AIR & WATER TECHNOLOGIES CORPORATION, a corporation organized under the laws of Delaware (the "Borrower"), and COMPAGNIE GENERALE DES EAUX, a corporation organized under the laws of France (together with its successors and assigns, the "Lender").

				R E C I T A L:

	    The Borrower has requested the Lender to extend credit to the Borrower in an aggregate principal amount not exceeding $125,000,000 for (i) the prepayment of the $100,000,000 aggregate principal amount of the 11.8% Senior Notes of the Borrower held by The Prudential Insurance Company of America, and any prepayment penalties in connection with such prepayment, and
(ii) general corporate purposes, and the Lender is willing to make such credit available to the Borrower, upon the terms and subject to the conditions set forth in this Agreement.

	    NOW, THEREFORE, The parties hereto, agree as follows:


				   ARTICLE I

			 DEFINITIONS AND ACCOUNT TERMS

	    SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

	    "Agreement" means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

	    "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time.

	    "Business Day" means a day of the year other than a Saturday or Sunday on which banks in New York City are not required or authorized by law to close.

	    "CGE" means Compagnie Generale des Eaux, a corporation organized under the laws of the Republic of France.

	    "Closing Date" means the date upon which the conditions precedent to the initial Eurodollar Loans herewith set forth in Section 6.01 have been satisfied.

	    "Commitment" shall have the meaning attributed to it in Section
2.01 of this Agreement.

	    "Dollar" and the sign $ shall mean lawful money of the United States of America.

	    "Eurodollar Loan" means each borrowing under this Agreement (collectively, the "Eurodollar Loans").

	    "Eurodollar Rate" applicable to any Interest Period, means the interbank offered rate quoted by the Reference Bank to prime banks in the London interbank Eurodollar market for deposits in Eurodollars in immediately available funds at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount equal to the amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

	    "Event of Default" has the meaning set forth in Section 9.01.

	    "Federal Funds Rate" means the rate for overnight Federal Funds, as published by the Federal Reserve Bank of New York.

	    "Final Maturity Date" means June 15, 2001.

	    "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

	    "Governmental Approvals" means any authorization, consent, order, approval, license, lease, ruling, permit, tariff, rate, certification, validation, exemption, filing or registration by or with, or notice to, any Governmental Authority.

	    "Governmental Authority" means any federal, state, municipal or other governmental department, commission, boards, bureau, agency, court, tribunal or other instrumentality, domestic or foreign, and any arbitrator.

	    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

	    "Indebtedness" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (vii) all Indebtedness of others Guaranteed by such Person.

	    "Interest Period" means with respect to any Eurodollar Loan a period of either one, two, three or six months, as the Borrower may elect, and if the Borrower fails to make an election, a period of three months; provided, however, that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless, such succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period which would otherwise end on a day for which there is no numerically corresponding day in the relevant calendar month shall end on the last day of such calendar month and (iii) any Interest Period which would otherwise end after the Final Maturity Date shall end on the Final Maturity Date.

	    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

	    "Loan Documents" means this Agreement, the Note and all other agreements, instruments, opinions, certificates and documents executed and delivered pursuant to or in connection therewith.

	    "Material Adverse Change" means, with respect to any Person, a material adverse change in the consolidated business operations, assets, liabilities, condition (financial or otherwise) or prospects, of such Person, taken as a whole.

	    "Note" has the meaning specified in Section 2.05(a).

	    "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

	    "Prime Rate" means the rate of interest announced by the Reference Bank from time to time as its Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by the Reference Bank to any customer. The Reference Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate. In the event that for any reason the Federal Funds Rate is greater than the Prime Rate for any day, then the Prime Rate for such day shall be equal to the Federal Funds Rate for such day plus one and one-half percent (1-1/2%).

	    "Reference Bank" means the London Branch of Societe Generale.

	    "Subsidiary" of any Person means a corporation or other entity of which a majority of the outstanding shares of stock of each class having ordinary voting power is owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries.

	    "Substitute Interest Rate" has the meaning specified in Section
5.01 (a).

	    SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and words "to" and "until" each means "to but excluding".

	    SECTION 1.03 Accounting Terms. All accounting terms not specifically defined here shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Sections 7.05 and 8.02.


				  ARTICLE II

		   COMMITMENT; AMOUNT AND TERMS OF THE LOANS

	    SECTION 2.01 Commitment. The Lender agrees, on the terms of this Agreement, to make Eurodollar Loans to the Borrower during the period from and including the Closing Date to and including the Final Maturity Date in an aggregate principal amount up to but not exceeding One Hundred and Twenty-five Million Dollars ($125,000,000) at any one time outstanding (the "Commitment").
  Subject to the terms of this Agreement, prior to the Final Maturity Date, the Borrower may borrow, repay and reborrow the amount of the Commitment. The Commitment shall expire if the Closing Date has not occurred on or before June 15, 1994.

	    SECTION 2.02 Procedure for Eurodollar Loans. The Borrower shall give the Lender notice in writing, or by telephone to be confirmed promptly thereafter in writing, no later than 11:00 a.m. (New York City time) three Business Days prior to the day of a proposed Eurodollar Loan specifying (i) the requested date of such Eurodollar Loan; (ii) the Interest Period for the Eurodollar Loan; and (iii) the amount of such Eurodollar Loan. Subject to the terms and conditions of this Agreement, the amount of any Eurodollar Loan shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Lender or by wiring the same to any account of the Borrower maintained at another bank in the United States as specified in the relevant notice of borrowing.

	    SECTION 2.03  Change in Commitment.

	    (a) The amount of the Commitment shall be automatically reduced to zero at the close of business on the Final Maturity Date.

	    (b) The Borrower shall have the right at any time or from time to time upon at least three Business Days prior written notice to the Lender (i) so long as no Eurodollar Loans are outstanding, to terminate the Commitment and (ii) to reduce the aggregate unused amount of the Commitment.

	    (c) The Commitment once terminated or reduced may not be reinstated.

	    SECTION 2.04 Commitment Fee. The Borrower shall pay to the Lender a commitment fee on the daily average unused amount of the Commitment, for the period from and including the Closing Date to but not including the earlier of the date the Commitment is terminated pursuant to Section 2.03 or
9.02 hereof and the Final Maturity Date, at a rate of 0.45% per annum. The amount of the accrued commitment fee shall be payable in arrears on the last Business Day of each calendar quarter and on the earlier of the date the Commitment is terminated pursuant to Section 2.03 or 9.02 hereof and the Final Maturity Date.

	    SECTION 2.05  Note.

	    (a) The Eurodollar Loans made by the Lender to the Borrower shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (as the same may be amended, supplemented or modified from time to time, the "Note"), dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Commitment as originally in effect and otherwise duly completed.

	    (b) The date, amount, interest rate and duration of each Interest Period (if applicable) of each Eurodollar Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and prior to any transfer of the Note, endorsed by the Lender on the schedule attached to the Note or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Note.

	    SECTION 2.06 Repayment of Eurodollar Loans. The Borrower hereby promises to pay to the Lender the principal of, and any accrued and unpaid interest on, the Eurodollar Loans outstanding at the close of business on the Final Maturity Date.

	    SECTION 2.07 Optional Prepayments and Failure to Borrow. The Borrower shall have the right to prepay the unpaid principal and accrued interest of any outstanding Eurodollar Loan on the last day of an Interest Period for such Eurodollar Loan, provided that the Borrower shall give the Lender at least three Business Days prior written notice of such prepayment. In the event that the Borrower makes any repayment or prepayment in respect of any Eurodollar Loan other than on the last day of an Interest Period relative to the amount being so repaid or prepaid or the Borrower fails to borrow after a notice of borrowing has been given pursuant to Section 2.02 hereof, the Borrower shall forthwith on demand from the Lender pay to the Lender such additional amount as shall be necessary to compensate the Lender for any loss or expense reasonably sustained or incurred by reason of the liquidation or reemployment of deposits or other funds acquired or to be acquired by the Lender in order to fund such Eurodollar Loan then being repaid or prepaid or which the Borrower has failed to borrow.


				  ARTICLE III

			 INTEREST AND OVERDUE INTEREST

	    SECTION 3.01 Interest. The Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of each Eurodollar Loan made by the Lender for the period from and including the date of such Eurodollar Loan to and excluding the date such Eurodollar Loan shall be paid in full for each Interest Period relating thereto at a rate per annum equal to the Eurodollar Rate applicable thereto, plus one and one-quarter percent (1-1/4%). Interest shall be payable on the last day of each Interest Period; provided that if any Interest Period exceeds three months, interest shall be payable at the end of each three month period during such Interest Period and on the last day of such Interest Period.

	    SECTION 3.02 Overdue Interest. Any amount of principal (whether at stated maturity, by acceleration or otherwise) and interest which is not paid when due shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum above the Prime Rate.


				  ARTICLE IV

		      METHOD OF PAYMENT AND COMPUTATIONS

	    SECTION 4.01  Method of Payments and Computations.

	    (a) The Borrower shall make each payment hereunder and under the Note not later than 11:00 A.M. (New York City time) on the day when due in dollars to the Lender in immediately available funds without set-off, deduction or counterclaim.

	    (b) The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder or under the Note held by the Lender, to charge from time to time against any or all of the Borrower's accounts with the Lender any amount so due.

	    (c) All computations of interest and of overdue interest shall be made by the Lender, on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

	    (d) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and interest for such Interest
Period shall be payable to and excluding such next succeeding Business Day; provided that if such extension would cause payment of interest or principal of the Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.


				   ARTICLE V

	       YIELD PROTECTION; ILLEGALITY; TAXES; SUBSTITUTION

	    SECTION 5.01  Substitute Basis.

	    (a) If the Lender determines from time to time that the Eurodollar Rate will not adequately reflect the cost to the Lender of funding or maintaining a Eurodollar Loan for the applicable Interest Period, the Lender shall give notice thereof to the Borrower. Within 15 days following the date of any such notice by the Lender, the Lender and the Borrower shall enter into negotiations in good faith with a view to agreeing to an alternative basis acceptable to the Borrower and the Lender for determining the interest rate (the "Substitute Interest Rate") which shall be applicable to such Eurodollar Loan for such Interest Period from alternative sources.
If, at the expiration of 20 days from the giving of such notice by the Lender, the Lender and the Borrower have agreed to such Substitute Interest Rate, and all governmental approvals in connection therewith have been obtained, such Substitute Interest Rate shall take effect with respect to the Interest Period from the beginning of the Interest Period.

	    (b) If, at the expiration of 20 days from the giving of any notice by the Lender provided for in subsection (a) of this Section 5.01, the Lender and the Borrower shall not have agreed to any Substitute Interest Rate, or any necessary governmental approvals in connection therewith shall not have been obtained, the Lender shall give notice to the Borrower of that rate of interest at which the Lender is prepared to lend an amount equal to the unpaid amount of the Eurodollar Loan. Such notice shall set forth the computations made by the Lender in determining such rate of interest, which computations shall reflect the cost to the Lender of funding such Eurodollar Loan for the period from the date of the disbursement of such Eurodollar Loan to the date of payment pursuant to this subsection (b), and any amounts required to compensate the Lender for any duly substantiated additional losses, costs or expenses which the Lender may reasonably incur as a result of such payment. Upon receipt of such notice, the Borrower may prepay the Eurodollar Loan, such prepayment to be made within ten (10) Business Days of the Borrower's receipt of the Lender's notice. If the Borrower does not so elect to prepay, the rate of interest applicable to such Eurodollar Loan shall be the rate as determined pursuant to the first sentence of this subsection (b) plus a margin of one-and-one-quarter percent (1 1/4%).

	    SECTION 5.02  Illegality; Increased Costs; Capital Adequacy.

	    (a) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation applicable to the Lender shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Lender to perform its obligations hereunder to make a Eurodollar Loan or to continue to fund or maintain Eurodollar Loans hereunder, then, on notice thereof and demand therefor by the Lender to the Borrower, (i) the obligation of the Lender to make Eurodollar Loans shall terminate and (ii) the Borrower shall forthwith prepay in full all Eurodollar Loans then outstanding, together with interest accrued thereon.

	    (b) If, due to either (i) the introduction of or any change (or by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining a Eurodollar Loan, then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest error.

	    (c) If the Lender is a regulated financial institution and if either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by the Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender reasonably determines that the amount of such capital is increased by or based upon the existence of the Commitment and other commitments of this type or upon Eurodollar Loans then, upon demand by the Lender, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Commitment. A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

	    SECTION 5.03  Taxes.

	    (a) Any and all payments by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on the Lender's income, and franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and (ii) taxes imposed on the Lender's income, and franchise taxes imposed on it, by the United States of America or of any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

	    (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, mortgage recording taxes, charges or similar levies which arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as "Other Taxes").

	    (c) The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.03) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

	    (d) Within 30 days after the date of any payment of Taxes or, in the case of any taxes referred to in clause (a) of this Section 5.03, when such receipt is available the Borrower will furnish to the Lender, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Note, the Borrower will furnish to the Lender, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Lender, in either case stating that such payment is exempt from or not subject to Taxes.

	    (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.03 shall survive the payment in full of principal and interest and other amounts due hereunder and under the Note.

	    (f) The Lender agrees that it will deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form 1001 or successor applicable form, as the case may be. The Lender also agrees to deliver to the Borrower two further copies of said Form 1001, or successor applicable form or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such form inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender so advises the Borrower. The Lender represents that as of the date hereof under applicable law and treaties no taxes are required to be withheld with respect to any payments to be made to the Lender in respect of the Eurodollar Loans and shall certify by means of a Form 1001, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes.

				  ARTICLE VI

			     CONDITIONS OF LENDING

	    SECTION 6.01 Condition Precedent to the Initial Eurodollar Loan. The obligation of the Lender to make the initial Eurodollar Loan hereunder is subject to the satisfaction of the following conditions precedent:

	    (a) Loan Documents. The Lender shall have received the Loan Documents in form and substance satisfactory to the Lender, duly executed by the parties thereto.

	    (b) Proceedings. The Lender shall have received a copy of the resolutions of the Board of Directors of the Borrower approving the Loan Documents to be executed by it and of all documents evidencing other necessary corporate action, if any, with respect to the Loan Documents to be executed by it, certified by the Secretary or similar officer of the Borrower and in form and substance satisfactory to the Lender.

	    (c) Charter Documents. The Lender shall have received (i) a copy of the Certificate of Incorporation (or equivalent documents) of the Borrower as amended, modified or supplemented to date, certified to be true, correct, and complete by the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Borrower and (ii) a copy of the By-Laws of the Borrower certified by the Secretary or similar officer of the Borrower to be true, correct, and complete.

	    (d) Officers' Certificates. The Lender shall have received a certificate of the Secretary or similar officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered by the Borrower hereunder and to give notices of borrowings hereunder.

	    (e) Approvals. The Lender shall have received copies of all Governmental Approvals or approvals of any other Person or group of Persons, in each case which are required to authorize, or are required in connection with (i) the execution, delivery of performance of any Loan Document by the Borrower or the consummation of any of the transactions contemplated hereby or thereby or (ii) the legality, validity, binding effect or enforceability of any Loan Document.

	    (f) Opinion. The Lender shall have received a legal opinion of counsel to the Borrower in the form of Exhibit B attached hereto.

	    (g) Officers' Certificate. The Lender shall have received a certificate of the chief financial officer of the Borrower certifying that (i) the conditions set forth in subsections (a) and (b) of Section 6.02 of this Agreement are satisfied on the Closing Date and that no Material Adverse Change has occurred in the Borrower's condition (financial or otherwise) after October 31, 1993, except as set forth in the Borrower's Quarterly Report on Form 10-Q for the quarters ended January 31, 1994 and April 30, 1994, in each case as filed with the Securities and Exchange Commission and (iii) that the proceeds of such Eurodollar Loans have been or are to be used by the Borrower for the purpose specified in the recital of this Agreement.

	    (h) Other Documents. The Lender shall have received all such other statements, certificates, documents and other information with respect to the matters contemplated by this Agreement and the other Loan Documents as the Lender reasonably may request.

	    SECTION 6.02 Conditions Precedent to all Eurodollar Loans. The obligation of the Lender to make all Eurodollar Loans shall be subject to the satisfaction of the following conditions precedent on the date of the making of each such Eurodollar Loan, both before and after giving effect thereto and to the application of the proceeds therefrom:

	    (a) Accuracy of Representations and Warranties. The representations and warranties contained in Article VII of this Agreement and in each other Loan Document are true and correct on and as of the date of the Eurodollar Loan as though made on and as of such date.

	    (b) No Default. No event has occurred and is continuing, or would result from the making of the Eurodollar Loan or the application of the proceeds thereof, which constitutes a Default.


				  ARTICLE VII

			REPRESENTATIONS AND WARRANTIES

	    The Borrower represents and warrants to the Lender as follows:

	    SECTION 7.01 Existence; Compliance With Law. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged, (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction in which the failure to so qualify could result in a Material Adverse Change with respect to the Borrower or affects the ability of the Borrower to perform its obligations under any Loan Document, and (iv) is in full compliance with its Certificate of Incorporation (or equivalent document) and By-Laws, all contractual obligations and all laws, except to the extent that the failure to comply therewith would not result in a Material Adverse Change with respect to the Borrower or affects the ability of the Borrower to perform its obligations under any Loan Document.

	    SECTION 7.02 Power; Authority; No Violation. The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions contemplated hereby or thereby are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Certificate of Incorporation (or equivalent document) and By-Laws of the Borrower or (ii) any law, regulation, judgment, injunction, order, decree, or other instrument or any contractual obligation binding on or affecting the Borrower, and do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower, except for any conflict, misunderstanding, breach, default or other consequence which would not result in a Material Adverse Change with respect to the Borrower.

	    SECTION 7.03 Approvals. No Governmental Approval or approval of any other Person (except such as have been duly obtained, made or given, and is in full force and effect) is required to authorize, or is required in connection with (i) the execution, delivery or performance of any Loan Document by the Borrower, or the consummation of any of the transactions contemplated hereby or thereby or (ii) the legality, validity, binding effect or enforceability of any Loan Document.

	    SECTION 7.04 Binding Effect. The Borrower has duly executed and delivered each Loan Document. Each Loan Document constitutes the legal, valid and binding obligation of the Borrower thereto, enforceable against the Borrower in accordance with its terms.

	    SECTION 7.05 Financial Condition. The Borrower has furnished to the Lender prior to the date hereof a balance sheet of the Borrower and its Subsidiaries as of October 31, 1993. All such financial statements fairly present the financial condition of the respective entities covered thereby on the date and for the periods covered thereby in accordance with GAAP. As of the date hereof, no material contingent liabilities exist. Since the date of such balance sheet, there has been no Material Adverse Change in the Borrower and its Subsidiaries taken as a whole, except as set forth in the Borrower's Quarterly Report on Form 10-Q for the quarters ended January 31, 1994 and April 30, 1994, in each case as filed with the Securities and Exchange Commission.

	    SECTION 7.06 Litigation, Etc. There is no pending or threatened action, suit, investigation, arbitration or other proceeding affecting the Borrower before any Governmental Authority which, if adversely determined, could result in a Material Adverse Change with respect to the Borrower or affects the ability of the Borrower to perform its obligations under any Loan Document or any transaction contemplated hereby or thereby.

	    SECTION 7.07 Taxes. The Borrower has filed all tax returns required to be filed by it and has paid all taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP have been provided. No material tax Liens have been filed and, to the knowledge of the Borrower, no material claims or assessments are being asserted or will be asserted with respect to any such taxes or other charges.


				 ARTICLE VIII

				   COVENANTS

	    SECTION 8.01 Certain Affirmative Covenants. So long as the Commitment hereunder is outstanding or the Note shall remain unpaid, the Borrower will:

	    (a) Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and consents, franchises and obtain and maintain in full force and effect all Government Approvals that are required at any time in connection with the conduct of its business and the performance of this Agreement or the Note;

	    (b) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, except such non-compliance as could not, individually and in the aggregate, result in a Material Adverse Change with respect to the Borrower or affect the ability of the Borrower to perform its obligations under any Loan Document;

	    (c) Payment of Taxes and Claims, Etc. Pay, and cause each of its Subsidiaries to pay, all tax assessments and governmental charges imposed upon it or upon its property unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower has maintained adequate reserves with respect thereto;

	    (d) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and each Subsidiary;

	    (e) Visitation, Inspection, Etc. Permit any representative of the Lender to visit and inspect any of its property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees and its independent accountants, all at such reasonable times and as often as the Lender may reasonably request;

	    (f) Insurance. Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances;

	    (g) Minimum Equity. Maintain at all times a minimum shareholders' equity on a consolidated basis of at least $200,000,000;

	    (h) Leverage. Ensure that the ratio of its Indebtedness to shareholders equity on a consolidated basis does not exceed 1.5 to 1 at any time; and

	    (i) Pari-Passu Status. Ensure that all of the Borrower's obligations under this Agreement and the Note rank at least pari-passu in right of payment and security with all of the Borrower's other unsecured obligations for borrowed money.

	    SECTION 8.02 Reporting Covenants. So long as,the Commitment hereunder remains outstanding or the Note shall remain unpaid, the Borrower will furnish to the Lender:

	    (a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent public accountants reasonably acceptable to the Lender, which report shall be unqualified as to scope of audit and shall state that such financial statements present fairly the financial condition as at the end of such fiscal year, and the results of operations and of cash flows for such fiscal year, of the Borrower and its Subsidiaries in accordance with GAAP;

	    (b) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related statements of income, retained earnings, financial position and cash flow of the Borrower and its Subsidiaries for such fiscal quarter, setting forth in each case in comparative form the figures of the previous fiscal year, all in reasonable detail and certified by the chief executive officer or chief financial officer of the Borrower that they are complete and correct and that they fairly present the financial condition as at the end of such fiscal quarter of the Borrower and its Subsidiaries, in accordance with GAAP (subject to normal, year-end audit adjustments); (each submission of the financial information required by subsections (a) and (b) of this Section 8.02 shall constitute a representation and warranty by the Borrower as of the date of such submission of financial information, that such financial information is complete and correct and fairly presents the financial condition of the Borrower and its Subsidiaries as of the date thereof and as at the end of the fiscal period reported on therein);

	    (c) Compliance with Financial Covenants. Concurrently with the delivery of financial statements referred to in paragraphs (a) and (b) of this
Section 8.02, a certificate, stating the amount of the Borrower's total consolidated Indebtedness and shareholders equity as of the end of such period, such certificate to be duly executed by the Borrower's chief financial officer;

	    (d) Notice of Event of Default. Promptly and in any event within two Business Days after the occurrence of an Event of Default, a certificate of the chief financial officer of the Borrower specifying the nature thereof and the Borrower's proposed response thereto;

	    (e) Litigation. Promptly after (i) the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration, before any Governmental Authority against the Borrower, any Subsidiary thereof or any material property of any thereof, in each case which involves uninsured claimed damages in excess of $1,000,000 or (ii) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration; and

	    (f) Other Information. With reasonable promptness, such other information about the Borrower or its subsidiaries as the Lender may reasonably request from time to time.

	    SECTION 8.03 Certain Negative Covenants. So long as the Commitment hereunder remains outstanding or the Note shall remain unpaid, the Borrower and its Subsidiaries will not:

	    (a) Mergers, Sales, Etc. The Borrower will not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Borrower or acquire all of the assets of any Person, firm, joint venture or corporation (except a merger or consolidation with or between the Borrower and one of the Borrower's direct or indirect subsidiaries or a Person in which Compagnie Generale des Eaux ("CGE") owns at least 51% of the outstanding equity) without the Lender's prior written consent, which consent shall not be unreasonably withheld;

	    (b) Dividends, Etc. Declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or the capital stock of its Subsidiaries or directly or indirectly redeem, purchase or acquire any such stock of the Borrower if the Borrower is not in compliance with subsections (g) and (h) of Section 8.01;

	    (c) Guarantees. Guarantee any obligation, liability or Indebtedness of any other Person without the Lender's prior consent, except
(i) for the benefit of the Borrower's direct or indirect Subsidiaries or affiliates in the ordinary course of business, (ii) by the endorsement of negotiable instruments for deposit or collection or similar transactions otherwise in the ordinary course of business or (iii) otherwise in the ordinary course of business; or

	    (d) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of all or a substantial portion of its assets, whether now owned or hereafter acquired, except sales in the ordinary course of business and except for the sale of assets to the Borrower's direct or indirect Subsidiaries or other sales where the terms and conditions thereof are satisfactory to the Lender.

				  ARTICLE IX

			       EVENTS OF DEFAULT

	    SECTION 9.01 Events. The following specified events shall constitute events of default (each an "Event of Default") under this Agreement:

	    (a) Payments of Principal. The Borrower shall fail to pay when due (including, without limitation, by mandatory prepayment) any principal of the Note; or

	    (b) Payments of Interest. The Borrower shall fail to pay when due (including, without limitation, by mandatory prepayment) any interest on the Note or any other amount due under this Agreement (other than principal payments) within the later of (i) five (5) days after the date when due or
(ii) three (3) days after notice by the Lender to the Borrower of the occurrence thereof; or

	    (c) Covenants. The Borrower shall fail to observe or perform any other material covenant or agreement contained in any Loan Document, and, if capable of being remedied, such failure shall remain unremedied for thirty
(30) days after written notice thereof shall have been given to the Borrower by the Lender; or

	    (d) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower under or in connection with any Loan Document shall have been incorrect in any material respect when made or deemed to be made; or

	    (e) Non-Payments of Other Indebtedness. The Borrower shall fail to make any payment of principal of or premium or interest on any of its outstanding Indebtedness in excess of $2,000,000 aggregate principal amount (other than under the Note or any Indebtedness under this Agreement) when due (whether at stated maturity, by acceleration, by required prepayment, on demand or otherwise) after giving effect to any applicable grace period, unless such obligation is being contested in good faith pursuant to appropriate proceedings; or

	    (f) Defaults Under Other Agreements. The Borrower shall fail to observe or perform any covenant or agreement contained in any agreement or instrument relating to any of its Indebtedness in excess of $2,000,000 aggregate principal amount (other than under the Note or any indebtedness under this Agreement) after giving effect to any applicable grace period, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person acting on such holder's behalf to accelerate (with notice and/or upon the lapse of time), the maturity of such Indebtedness; or any such indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity; or

	    (g)  Bankruptcy.

	    (i) The Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

	  (ii) An involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

	    (h) Money Judgment. A judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of ten (10) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise); or

	    (i) Dissolution. Any order, judgment or decree shall be entered against the Borrower or any Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or the Borrower or any Subsidiary shall, except as permitted by this Agreement, otherwise dissolve or cease to exist; or

	    (j) Ownership. If CGE shall cease to be the largest shareholder of the Borrower or shall cease to own or control at least 26% of the voting power of the shares of the Borrower's outstanding common stock at any time.

	    SECTION 9.02 Remedies. Upon the occurrence of an Event of Default and at any time thereafter, if such Event of Default shall then be continuing, the Lender may by notice to the Borrower, take any or all of the following actions: (i) declare the Commitment terminated, whereupon the Commitment shall terminate immediately; or (ii) declare the principal of and any accrued interest on the Eurodollar Loans, and all other obligations owing hereunder, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that, if any Event of Default specified in Section 9.01(f) shall occur, the result which would occur upon the giving of notice by the Lender to the Borrower, as specified in clauses
(i) and (ii) above, shall occur automatically without the giving of any such notice.


				   ARTICLE X

				 MISCELLANEOUS

	    SECTION 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

	    SECTION 10.02 Notices, Etc. All notices, demands or other communications pursuant hereto shall be in writing. All notices shall be sent by certified mail (return receipt requested) or by telex or telecopy (each of which shall constitute a writing). All notices shall be deemed to have been given or made when received at, in the case of notice by mail, or when sent to, in the case of notice by telex or telecopy, the respective address of the addressee set forth on the signature pages hereof, as they may be changed from time to time by notice by one party to the other parties.

	    SECTION 10.03 No Waiver; Remedies Cumulative. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

	    SECTION 10.04  Costs, Expenses and Breakage.

	    (a) The Borrower agrees to pay on demand all reasonable costs and expenses (including, without limitation, reasonable counsel fees, disbursements and expenses), in connection with (i) the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Event of Default or alleged Event of Default, and (ii) the enforcement (whether through negotiations, legal or bankruptcy proceedings or otherwise) of this Agreement, and the other Loan Documents to be delivered hereunder.

	    (b) If any payment of principal of the Eurodollar Loans is made other than on the last day of the Interest Period for the Eurodollar Loans, as a result of a prepayment pursuant to Section 5.01, a payment pursuant to
Section 5.02(a) or acceleration of the maturity of the Note pursuant to
Section 9.02 or for any other reason, the Borrower shall, upon demand by the Lender pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or to be acquired by the Lender to fund or maintain the Eurodollar Loans.

	    SECTION 10.05 Right of Set Off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing to the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan
Documents, and although such obligations may be unmatured.   The Lender agrees
promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

	    SECTION 10.06  Binding Effect.

	    (a) This Agreement shall become effective when it shall have been executed and delivered by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

	    (b) The Lender may sell or assign participations in all or any part of the Eurodollar Loans made by it or any other interest of the Lender herein or in its Note to a bank or other financial institution, in which event the purchaser of such participation shall, to the fullest extent permitted by law, and except as otherwise set forth in the agreement executed between the Lender and such participant, have the same rights and benefits hereunder and under the Note (including, without limitation, rights to certain additional payments under Sections 2.07, 3.02, 5.01, 5.02, 5.03 and 10.04) as it would have if it were the Lender hereunder. The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants).

	    SECTION 10.07 Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the Note shall be construed in accordance with and be governed by the law of the State of New York (without giving effect to the conflict of law principles thereof).

	    SECTION 10.08  Submission to Jurisdiction.

	    (a) Any legal action or proceeding with respect to this Agreement or the Note or any document related thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally
and unconditionally, the jurisdiction of the aforesaid courts.   The Borrower
consents that personal jurisdiction may be obtained over it by mailing a summons by registered mail or certified mail, return receipt requested, within or without such court's jurisdiction, or by personal service, provided a reasonable time for appearance is allowed. The Borrower hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

	    (b) Nothing herein shall affect the right of the Lender, any bank or any holder of a Note to serve process in any manner other than as set forth in Section 10.08(a), as permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

	    SECTION 10.09 Waiver of Jury Trial. The Borrower and the Lender expressly waive any right to trial by jury of any action, claim, demand, or proceeding arising under or with respect to this Agreement, or in any way connected with, related to, or incidental to the dealings between them with respect to this Agreement, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise.

	    SECTION 10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective only in such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement.


	    IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


Address for Notices:                AIR & WATER TECHNOLOGIES
		  CORPORATION

AIR & WATER TECHNOLOGIES            By:/s/ Douglas A. Satzger
CORPORATION                         --------------------------------
U.S. Highway 22 West                Name:       Douglas A. Satzger
and Station Road                    Title:      Senior Vice President
Branchburg, NJ 08876

Attention:  Chief Financial Officer
Telecopier:  (908) 685-4181


Address for Notices:                COMPAGNIE GENERALE DES EAUX

COMPAGNIE GENERALE
DES EAUX                            By:/s/ J-H David
52 rue D'Anjou                      --------------------------------
75384 Paris Cedex 08                Name:       Jacques-Henri David
France                              Title:      Directeur General

Attention:  Chief Financial Officer
Telecopier:  011-33-1-49-24-69-99



				   EXHIBIT A

				PROMISSORY NOTE


$125,000,000                                                    June 14, 1994
							    New York, New York


	    FOR VALUE RECEIVED, the undersigned, AIR & WATER TECHNOLOGIES CORPORATION (the "Borrower"), hereby unconditionally promises to pay to the order of COMPAGNIE GENERALE DES EAUX (together with its successors and assigns, the "Lender"), at the Lender's office located at 52, rue D'Anjou, 75384 Paris, Cedex 08, France, in immediately available funds, the principal sum of One Hundred and Twenty-five Million Dollars ($125,000,000) or the unpaid principal amount of all Eurodollar Loans made by the Borrower from the Lender pursuant to the Agreement (as hereinafter defined), whichever is less, and interest on the unpaid principal amount of each such Eurodollar Loan in United States Dollars for the period commencing on the date of each such Eurodollar Loan until repaid in full, at the rates per annum, in the manner and on the dates specified in the Agreement.

	    The Lender is authorized to make notations of all Eurodollar Loans made by the Borrower from the Lender pursuant to the Agreement and all repayments of the outstanding principal amounts and accrued interest on such Eurodollar Loans on the schedule attached to and made a part of this Note. Such notations, if made, will be presumed correct unless the contrary is established.

	    This Note is the note referred to in that certain Credit Agreement dated as of June 14, 1994 (the "Agreement") between the Borrower and the Lender, which provides for the prepayment of this Note on certain events, the acceleration of its maturity and other terms and conditions relating to this Note, all of which are herein incorporated by reference.

	    In addition to all principal and accrued interest on this Note, the Borrower agrees to pay (a) all reasonable costs and expenses incurred by all of the holders of this Note in collecting this Note, whether through probate, reorganization, bankruptcy, insolvency or other proceedings; and (b) reasonable attorneys' fees relating thereto.

	    Presentment, demand, protest and notices of any kind with respect to this Note are hereby expressly waived by the Borrower.


	    Capitalized terms used but not defined in this Note shall have the meanings attributed to them in the Agreement.

	    This Note and the obligations of the Borrower under this Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (without giving effect to the conflict of law principles thereof).


				    AIR & WATER TECHNOLOGIES
				    CORPORATION


				    By:  SPECIMEN ONLY-DO NOT SIGN
					 --------------------------------
					 Name:
					 Title:

			Schedule to Promissory Note of
	   Air & Water Technologies Corporation dated June 14, 1994


   Date of        Principal      Interest      Interest      Notation
  Borrowing       Amount          Rate          Period       Made By
- -------------    -----------    ----------    ----------    ----------






				   EXHIBIT B

		  FORM OF LEGAL OPINION OF BORROWER'S COUNSEL


					  June __, 1994

Compagnie Generale des Eaux
52, rue D'Anjou
75384 Paris Cedex 08
France

Dear Sirs:

	    We have acted as counsel for Air & Water Technologies Corporation (the "Borrower") in connection with the Credit Agreement (the "Credit Agreement") dated as of June 14, 1994 among the Borrower and Compagnie Generale des Eaux. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of our client pursuant to Section 6.01(f) of the Credit Agreement.

	    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

	    Upon the basis of the foregoing, we are of the opinion that:

	    1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

	    2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Note are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

	    3. The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

	    4. There is no action, suit or proceeding pending against, or to the best of our knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole or which in any manner draws into question the validity of the Credit Agreement or the Note.

	    5. Each of the Borrower's corporate Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

				 Very truly yours,